News Release                                  Exhibit 99.1

MARSH & McLENNAN COMPANIES REPORTS
FIRST QUARTER 2011 RESULTS

Strong Revenue Drives Earnings Growth
First Quarter EPS Increases to $.58
Adjusted EPS Increases 10 Percent to $.56

NEW YORK, May 4, 2011 — Marsh & McLennan Companies, Inc. (NYSE: MMC) today reported financial results for the first quarter ended March 31, 2011.

Brian Duperreault, President and CEO, said: “Our performance in the first quarter of 2011 reflects strong revenue growth across all of our operating companies. Excellent results for Risk and Insurance Services reflect underlying revenue growth at Marsh and Guy Carpenter. Marsh’s revenue growth was across all geographies, driven by continued high levels of new business development and client retention. Guy Carpenter’s superior results were led by international operations, with the company producing its ninth consecutive quarter of underlying revenue growth.

“Our Consulting segment produced strong revenue growth in the first quarter. Mercer’s underlying revenue growth reflects the continued fine performance of its consulting and investments businesses. Oliver Wyman’s impressive revenue growth was led by double- digit increases in a number of its industry sectors.

“Our first quarter results build on the momentum the Company achieved last year. As recently announced, we have made changes to our senior management team and are excited about the future. Dan Glaser, who had been CEO of Marsh, has been appointed to the newly created position of Group President and Chief Operating Officer of Marsh & McLennan Companies. Peter Zaffino, who had been CEO of Guy Carpenter, succeeds Dan as Marsh CEO. Alex Moczarski, who had been President of Marsh’s international division, succeeds Peter as Guy Carpenter CEO. These appointments underscore the breadth and depth of talent on our leadership team and position us well for future growth,” concluded Mr. Duperreault.

Consolidated Results
Consolidated revenue in the first quarter of 2011 was $2.9 billion, an increase of 9 percent from the first quarter of 2010, or 5 percent on an underlying basis. Underlying revenue measures the change in revenue before the impact of acquisitions and dispositions, using consistent currency exchange rates. Operating income rose
11 percent to $472 million. Adjusted operating income in the first quarter rose 8 percent to $473 million.

In the first quarter of 2011, net income rose 31 percent to $325 million, compared with net income of $248 million last year. This includes discontinued operations, which had a loss of $22 million in the first quarter of 2010 compared with income, net of tax, of $12 million in the current quarter.  Earnings per share increased 29 percent to $.58 from $.45.  Income from continuing operations increased 16 percent to $319 million, or $.56 per share.  Earnings per share on an adjusted basis, which excludes noteworthy items as presented in the attached supplemental schedules, increased 10 percent to $.56, compared with $.51.

Risk and Insurance Services
Risk and Insurance Services segment revenue increased 10 percent to $1.6 billion in the first quarter of 2011, or 4 percent on an underlying basis. Operating income increased 10 percent to $383 million, compared with $347 million. Adjusted operating income in the first quarter of 2011 increased 7 percent to $383 million from $358 million.

Marsh’s revenue in the first quarter of 2011 was $1.3 billion, an increase of 10 percent, or 4 percent on an underlying basis. International operations underlying revenue increased 4 percent in the first quarter of 2011, reflecting growth of 21 percent in Latin

America, 9 percent in Asia Pacific, and 2 percent in EMEA. In the United States/Canada region, underlying revenue grew 3 percent. Guy Carpenter’s first quarter revenue increased 8 percent to $340 million, or 7 percent on an underlying basis.

Consulting
Consulting segment revenue increased 9 percent to $1.3 billion in the first quarter of 2011, or 6 percent on an underlying basis. Operating income was $128 million in the first quarter, up from $116 million. Adjusted operating income rose 13 percent to $131 million in the first quarter of 2011, compared with $116 million.

Mercer’s revenue increased 9 percent to $922 million in the first quarter of 2011, an increase of 5 percent on an underlying basis. Mercer’s consulting operations produced revenue of $635 million, an increase of 5 percent on an underlying basis; outsourcing, with revenue of $176 million, was unchanged; and investment consulting and management, with revenue of $111 million, grew 13 percent. Oliver Wyman’s revenue increased 11 percent to $339 million in the first quarter of 2011, or 9 percent on an underlying basis.

Other Items
Investment income, including mark-to-market gains in private equity investments, was $19 million in the first quarter of 2011, compared with $8 million in 2010. At the end of the first quarter of 2011, cash and cash equivalents was $1.3 billion, compared with
$1.1 billion at the end of the first quarter of 2010. Net debt, which is total debt less cash and cash equivalents, was $1.7 billion, compared with $2.5 billion at the end of the first quarter of 2010.

Conference Call
A conference call to discuss first quarter of 2011 results will be held today at 8:30 a.m. Eastern Time. To participate in the teleconference, please dial 888 515 2235. Callers from outside the United States should dial 719 457 2630. The access code for both numbers is 6287291.  The live audio webcast may be accessed at www.mmc.com.  A replay of the webcast will be available approximately two hours after the event at the same web address.

Marsh & McLennan Companies is a global professional services firm providing advice and solutions in the areas of risk, strategy and human capital. It is the parent company of a number of the world’s leading risk experts and specialty consultants, including Marsh, the insurance broker and risk advisor; Guy Carpenter, the risk and reinsurance specialist; Mercer, the provider of HR and related financial advice and services; and Oliver Wyman, the management consultancy. With 52,000 employees worldwide and annual revenue exceeding $10 billion, Marsh & McLennan Companies provides analysis, advice and transactional capabilities to clients in more than 100 countries. Its stock (ticker symbol: MMC) is listed on the New York, Chicago and London stock exchanges. Marsh & McLennan Companies’ website address is www.mmc.com.

This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results, use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “future,” “intend,” “plan,” “project” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, we may use forward-looking statements when addressing topics such as: the outcome of contingencies; market and industry conditions; changes in our business strategies and methods of generating revenue; the development and performance of our services and products; changes in the composition or level of  our revenues; our cost structure and the outcome of cost-saving or restructuring initiatives; dividend policy; the expected impact of acquisitions and dispositions; pension obligations; cash flow and liquidity; future actions by regulators; and the impact of changes in accounting rules.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include, among other things:

s	our exposure to potential liabilities arising from errors and omissions claims against us, particularly in our Marsh and Mercer businesses;

s	our ability to make strategic acquisitions and dispositions and to integrate, and realize expected synergies, savings or strategic benefits from the businesses we acquire;

s	changes in the funded status of our global defined benefit pension plans and the impact of any increased pension funding resulting from those changes;

s	the impact on our net income caused by fluctuations in foreign currency exchange rates;

s	the impact on our net income or cash flows and our effective tax rate in a particular period caused by settled tax audits and expired statutes of limitation;

s	the extent to which we retain existing clients and attract new business, and our ability to incentivize and retain key employees;

s	the potential impact of rating agency actions on our cost of financing and ability to borrow, as well as on our operating costs and competitive position;

s
our exposure to potential criminal sanctions or civil remedies if we fail to comply with foreign and U.S. laws and regulations that are applicable to our international operations, including import and export requirements, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the pending anti-bribery law in the UK, local laws prohibiting corrupt payments to government officials, as well as various trade sanctions laws;

s	the impact of competition, including with respect to pricing;

s	the impact of any regional, national or global political, economic, regulatory or market conditions on our results of operations and financial condition;

s	our ability to successfully recover should we experience a disaster or other business continuity problem;

s	changes in applicable tax or accounting requirements; and

s
potential income statement effects from the application of FASB’s ASC Topic No. 740 (“Income Taxes”) regarding accounting treatment of uncertain tax benefits and valuation allowances and ASC Topic No. 350 (“Intangibles – Goodwill and Other”), including the effect of any subsequent adjustments to the estimates we use in applying these accounting standards.

The factors identified above are not exhaustive. Marsh & McLennan Companies and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, we caution readers not to place undue reliance on the above forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made. Further information concerning Marsh & McLennan Companies and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of our most recently filed Annual Report on Form 10-K.

Marsh & McLennan Companies, Inc.
Consolidated Statements of Income
(In millions, except per share figures)
(Unaudited)

	Three Months Ended March 31,
	2011	2010
Revenue	$2,884	$2,635

Expense:
Compensation and Benefits	1,721	1,575
Other Operating Expenses	691	635
Total Expense	2,412	2,210

Operating Income	472	425

Interest Income	7	4

Interest Expense	(51)	(60)

Investment Income	19	8

Income Before Income Taxes	447	377

Income Tax Expense	128	103

Income from Continuing Operations	319	274

Discontinued Operations, Net of Tax	12	(22)

Net Income Before Non-Controlling Interests	331	252

Less: Net Income Attributable to Non-Controlling Interests	6	4

Net Income Attributable to the Company	$325	$248

Basic Net Income Per Share – Continuing Operations	$0.57	$0.50
– Net Income, Attributable to the Company	$0.59	$0.46

Diluted Net Income Per Share – Continuing Operations	$0.56	$0.49
– Net Income, Attributable to the Company	$0.58	$0.45

Average Number of Shares Outstanding – Basic	544	533
– Diluted	552	536
Shares Outstanding at 3/31	548	541

Marsh & McLennan Companies, Inc.
Supplemental Information – Revenue Analysis
Three Months Ended
(Millions) (Unaudited)

				Components of Revenue Change*
	Three Months Ended March 31,		% Change GAAP	Currency	Acquisitions/ Dispositions	Underlying
	2011	2010	Revenue	Impact	Impact	Revenue
Risk and Insurance Services
Marsh	$1,282	$1,166	10%	–	7%	4%
Guy Carpenter	340	315	8%	–	1%	7%
Subtotal	1,622	1,481	10%	–	6%	4%
Fiduciary Interest Income	12	11	7%	2%	2%	3%
Total Risk and Insurance Services	1,634	1,492	10%	–	6%	4%

Consulting
Mercer	922	849	9%	2%	2%	5%
Oliver Wyman Group	339	306	11%	1%	–	9%
Total Consulting	1,261	1,155	9%	2%	1%	6%

Corporate / Eliminations	(11)	(12)

Total Revenue	$2,884	$2,635	9%	1%	4%	5%

Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:
				Components of Revenue Change*
	Three Months Ended March 31,		% Change GAAP	Currency	Acquisitions/ Dispositions	Underlying
	2011	2010	Revenue	Impact	Impact	Revenue
Marsh:
EMEA	$551	$527	5%	(2)%	5%	2%
Asia Pacific	125	99	27%	7%	11%	9%
Latin America	61	52	17%	(4)%	–	21%
Total International	737	678	9%	(1)%	6%	4%
U.S. / Canada	545	488	12%	–	9%	3%
Total Marsh	$1,282	$1,166	10%	–	7%	4%

Mercer:
Retirement	$281	$280	–	1%	–	(1)%
Health and Benefits	237	225	6%	1%	(3)%	8%
Rewards, Talent & Communications	117	93	26%	2%	10%	14%
Total Mercer Consulting	635	598	6%	1%	–	5%
Outsourcing	176	162	9%	4%	5%	–
Investment Consulting & Management	111	89	25%	4%	8%	13%
Total Mercer	$922	$849	9%	2%	2%	5%

Notes
Underlying revenue measures the change in revenue, before the impact of acquisitions and dispositions, including transfers among business segments, using consistent currency exchange rates.

* Components of revenue change may not add due to rounding.

 Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Three Months Ended March 31
(Millions) (Unaudited)

Marsh & McLennan Companies presents below certain additional financial measures that are “non-GAAP measures”, within the meaning of Regulation G under the Securities Exchange Act of 1934.  These measures are: adjusted operating income; adjusted operating margin; and adjusted income, net of tax.

The Company presents these non-GAAP measures to provide investors with additional information to analyze our performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing our businesses.  However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP.  These non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income (Loss) and Adjusted Operating Margin
 Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company’s GAAP operating income (loss).  The following tables identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income (loss), on a consolidated and segment basis, for the three months ended March 31, 2011 and 2010.  The following tables also present adjusted operating margin, which is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue.

	Risk & Insurance Services	Consulting	Corporate/ Other	Total
Three Months Ended March 31, 2011
Operating income (loss)	$383	$128	$(39)	$472
Add (deduct) impact of noteworthy items:
Restructuring Charges (a)	–	3	1	4
Other (c)	–	–	(3)	(3)
Operating income adjustments	–	3	(2)	1

Adjusted operating income (loss)	$383	$131	$(41)	$473

Operating margin	23.4%	10.2%	N/A	16.4%
Adjusted operating margin	23.4%	10.4%	N/A	16.4%
Three Months Ended March 31, 2010
Operating income (loss)	$347	$116	$(38)	$425
Add (deduct) impact of noteworthy items:
Restructuring Charges (a)	6	–	3	9
Settlement, Legal and Regulatory (b)	4	–	–	4
Accelerated Amortization	1	–	–	1
Other (c)	–	–	(2)	(2)
Operating income adjustments	11	–	1	12

Adjusted operating income (loss)	$358	$116	$(37)	$437

Operating margin	23.3%	10.0%	N/A	16.1%
Adjusted operating margin	24.0%	10.0%	N/A	16.6%

(a) Primarily includes severance from restructuring activities and related charges, costs for future rent and other real estate costs, and fees and consulting costs related to recent acquisitions and cost reduction activities.  The first quarter of 2011 amounts include costs of approximately $2 million related to severance and related charges pertaining to recent acquisitions.

(b)  Reflects settlements of and legal fees arising out of the civil complaint relating to market service agreements and other issues filed against Marsh & McLennan Companies and Marsh by the New York State Attorney General in October 2004 and settled in January 2005 and similar actions initiated by other states, including indemnification of former employees for legal fees.

(c) Primarily reflects payments received from the Corporate Advisory and Restructuring businesses divested in 2008, which were previously included in the former Risk Consulting & Technology segment.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Three Months Ended March 31
(Millions) (Unaudited)
Adjusted Income, net of tax
 Adjusted income, net of tax is calculated as: the Company’s GAAP income (loss) from continuing operations, adjusted to reflect the after-tax impact of the operating income adjustments set forth in the preceding table.  The related adjusted diluted earnings per share as calculated under the two-class method, reflects reductions for the portion of each item attributable to non-controlling interests and participating securities so that the calculation is based only on the amounts attributable to common shareholders.

Reconciliation of the Impact of Non-GAAP Measures and Kroll operations on Diluted Earnings Per Share – Three Months Ended March 31, 2011 and 2010:
	Company Consolidated Results		Portion Attributable to Common Shareholders	Adjusted Diluted EPS
Three Months Ended March 31, 2011
Income from continuing operations		$319	$310	$0.56
Add operating income adjustments	$ 1
Deduct impact of income tax expense	–
		1	1	–
Income from continuing operations, as adjusted		$320	$311	$0.56

Three Months Ended March 31, 2010
Income from continuing operations		$274	$265	$0.49
Add operating income adjustments	$ 12
Deduct impact of income tax expense	(2)
		10	9	0.02
Income from continuing operations, as adjusted		284	274	0.51
Add Kroll adjusted income, net of tax		–	–	–
Adjusted income, net of tax		$284	$274	$0.51

Notes:
Adjusted income, net of tax for the three-months ended March 31, 2010 includes the adjusted after-tax operating income of Kroll (but not the impact of the disposal transaction) to appropriately reflect the operating benefit derived by Marsh & McLennan Companies during its ownership.  This facilitates a more meaningful comparison to 2011 results which benefit from the use of proceeds from the Kroll sale.  For the three months ended March 31, 2010, Kroll’s adjusted operating income, net of tax was insignificant.

Marsh & McLennan Companies, Inc.
Supplemental Information
(Millions) (Unaudited)

	Three Months Ended March 31,
	2011	2010
Depreciation and Amortization Expense	$83	$81
Stock Option Expense	$7	$6
Capital Expenditures - continuing operations	$67	$75

Marsh & McLennan Companies, Inc.
Supplemental Information – Discontinued Operations
(Millions) (Unaudited)

On August 3, 2010, Marsh & McLennan Companies completed its sale of Kroll to Altegrity. Kroll's results of operations are reported as discontinued operations in the Company's consolidated statements of income. The three months ended March 31, 2010 also includes the loss on the sale of Kroll Lab Specialists ("KLS").The provision/(credit) for income taxes related to the disposal of discontinued operations of $37 million for the three months ended March 31, 2010 is primarily due to the sale of KLS.  The tax credit for the three months ended March 31, 2011 is primarily due to a tax recovery pursuant to the indemnity related to the Putnam sale.

Summarized Statements of Income data for discontinued operations is as follows:

	Three Months Ended March 31, 2011	Three Months Ended March 31, 2010
Kroll Operations
Revenue	$–	$162
Expense	–	147
Net operating income	–	15
Provision (credit) for income tax	–	15
Income from Kroll operations, net of tax	–	–
Other discontinued operations, net of tax	–	–
Income (loss) from discontinued operations, net of tax	–	–

Disposals of discontinued operations	–	15
Provision (credit) for income tax	(12)	37
Disposals of discontinued operations, net of tax	12	(22)
Discontinued operations, net of tax	$12	(22)

Marsh & McLennan Companies, Inc.
Consolidated Balance Sheets
(Millions) (Unaudited)

	March 31, 2011	December 31, 2010
ASSETS

Current assets:
Cash and cash equivalents	$1,330	$1,894
Net receivables	3,212	3,035
Other current assets	394	347

Total current assets	4,936	5,276

Goodwill and intangible assets	6,993	6,823
Fixed assets, net	828	822
Pension related assets	344	265
Deferred tax assets	1,091	1,205
Other assets	881	919

TOTAL ASSETS	$15,073	$15,310

LIABILITIES AND EQUITY

Current liabilities:
Short-term debt	$261	$8
Accounts payable and accrued liabilities	1,796	1,741
Accrued compensation and employee benefits	667	1,294
Accrued income taxes	49	62
Accrued dividends	116	

Total current liabilities	2,889	3,105

Fiduciary liabilities	4,272	3,824
Less – cash and investments held in a fiduciary capacity	(4,272)	(3,824)
		

Long-term debt	2,771	3,026
Pension, postretirement and post-employment benefits	1,220	1,211
Liabilities for errors and omissions	452	430
Other liabilities	1,054	1,123

Total equity	6,687	6,415

TOTAL LIABILITIES AND EQUITY	$15,073	$15,310